Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

(Form Type)

ENLIVEN THERAPEUTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Equity	Common Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Equity	Preferred Stock, par value $0.001 per share	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Debt	Debt Securities	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Equity	Depositary Shares	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Warrants	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Subscription Rights	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Purchase Contracts	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Other	Units	457(o)	(1)	(2)	(2)	—	—

Fees to Be Paid	Unallocated (Universal Shelf)	Unallocated (Universal Shelf)	457(o)	(1)	(2)	$400,000,000(3)	$0.0001102	$44,080

	Total Offering Amounts					$400,000,000(3)	$0.0001102	$44,080

	Total Fees Previously Paid					$0		—

	Total Fee Offsets							$16,160.54

	Net Fee Due							$27,919.46

(1)

The securities registered hereunder include such indeterminate number of (a) shares of common stock, (b) shares of preferred stock, (c) debt securities, (d) depositary shares, (e) warrants to purchase common stock, preferred stock, debt securities or depositary shares of the registrant, (f) subscription rights to purchase common stock, preferred stock, debt securities, depositary shares, warrants or units consisting of some or all of these securities of the registrant, (g) purchase contracts, and (h) units consisting of some or all of these securities, as may be sold from time to time by the registrant. There are also being registered hereunder an indeterminate number of shares of common stock and preferred stock as shall be issuable upon conversion, exchange or exercise of any securities that provide for such issuance. Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, this registration statement shall also cover any additional shares of the registrant’s securities that become issuable by reason of any share splits, share dividends or similar transactions.

(2)

The proposed maximum offering price per security and proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities, or that are issued in units.

(3)

Estimated solely for the purpose of calculating the registration fee. Subject to Rule 462(b) under the Securities Act, the aggregate maximum offering price of all securities issued by the registrant pursuant to this registration statement will not exceed $400,000,000.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims(4)	IMARA Inc.	S-3	333-254978	April 1, 2021	—	$16,160.54(5)	Unallocated (Universal Shelf)	Common Stock, par value $0.001 per share	Common Stock, par value $0.001 per share, Preferred Stock, par value $0.001 per share, Debt Securities, Units, Warrants	$148,125,942.25	—

Fee Offset Sources(4)	IMARA Inc.	S-3	333-254978	—	April 1, 2021	—		—	—	—	$21,820

(4)

The Company has terminated its offering that included the unsold securities on the prior registration statement filed on Form S-3 on April 1, 2021. The Company is the successor to IMARA Inc., via the reverse merger completed on February 23, 2023.

(5)

Pursuant to Rule 457(p) of the Securities Act, the registrant is offsetting its filing fee for this registration statement by $16,160.54 (calculated at the fee rate in effect at the date of the prior registration statement filed on Form S-3), which represents a portion of the registration fee previously paid with respect to approximately $148.1 million of unsold securities from the registrant’s prior registration statement on Form S-3, which includes approximately $9.1 million of unsold securities under the sales agreement prospectus filed with that registration statement, resulting in a net registration fee of $27,919.46 due at this time.